Exhibit 12.1
                                                                       12/6/2004
                             SAVANNAH POWER COMPANY
                             ----------------------
              Computation of ratio of earnings to fixed charges for
                     the five years ended December 31, 2003
                     and the year to date September 30, 2004

                                                                                                                       Nine
                                                                                                                      Months
                                                                                                                      Ended
                                                                           Year ended December 31,                 September 30,
                                                              --------------------------------------------------  --------------
                                                                1999       2000      2001      2002      2003         2004
                                                                ----       ----      ----      ----      ----         ----
                                                              -----------------------Thousands of Dollars-----------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes                                  $34,891    $36,543   $33,772   $35,313    $37,915     $36,589
Interest expense, net of amounts capitalized                   11,938     12,737    12,517    11,608      9,590       9,155
Distributions on mandatorily redeemable preferred securities    2,740      2,740     2,740     2,740      2,740         109
AFUDC - Debt funds                                                485        324       271       165        220         918
Rentals                                                           471        545       423       459        457         356
                                                              --------   --------  --------  --------   -------     --------
                                                              --------   --------  --------  --------   --------    --------
Earnings as defined                                           $50,525    $52,889   $49,723   $50,285    $50,922     $47,127
                                                              ========   ========  ========  ========   ========    ========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt                                    $ 9,300    $ 9,259   $ 9,400   $ 9,685    $ 8,537     $ 8,444
Interest on affiliated loans                                        0          0       747       401        106         106
Interest on interim obligations                                   879      2,369     1,128         4          0          24
Amort of debt disc, premium and expense, net                      948        963       950       904        981         994
Other interest charges                                          1,296        470       563       779        186         505
Distributions on mandatorily redeemable preferred securities    2,740      2,740     2,740     2,740      2,740         109
Rentals                                                           471        545       423       459        457         356
                                                               -------    -------   -------   -------    -------
                                                              --------   --------  --------  --------   --------    --------
Fixed charges as defined                                      $15,634    $16,346   $15,951   $14,972    $13,007     $10,538
                                                              ========   ========  ========  ========   ========    ========



RATIO OF EARNINGS TO FIXED CHARGES                              3.23       3.24      3.12      3.36       3.91        4.47
                                                                =====      =====     =====     =====      =====       ====